Exhibit 99.1

Investor Contact: Larry P. Kromidas

618-258-3206

     News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES SECOND QUARTER 2006 EARNINGS PER SHARE OF $0.45

CLAYTON, MO, July 27, 2006 – Olin Corporation (NYSE: OLN) announced today that net income in the second quarter of 2006 was $33.0 million, or $0.45 per diluted share, compared with net income of $32.1 million, or $0.45 per diluted share, in the second quarter of 2005. Sales in the second quarter were $826.4 million, compared with $593.7 million in the second quarter of 2005. Earnings per diluted share in the first half of 2006 were $0.92 per diluted share, compared to $0.97 per diluted share in the first half of 2005. First half of 2006 sales of $1.55 billion increased from $1.15 billion in the first half of 2005.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer, said, “Sales increased by $232.7 million from the second quarter of 2005, due primarily to the impact of higher metal prices. Second quarter earnings of $0.45 per diluted share reflected continued strong performance from our Chlor Alkali business. Though pricing for both chlorine and caustic soda decreased from the first quarter, Chlor Alkali achieved its second highest quarterly earnings level ever. Winchester’s results improved substantially over the second quarter of 2005 and helped offset lower Metals profits. Total company pension costs increased due to the impact of a lower discount rate and the higher amortization of plan losses, primarily investment losses on plan assets, from prior periods.”

In the third quarter of 2006, Olin expects earnings to be in the $0.60 per diluted share range, which includes approximately $21.0 million of reduced income taxes associated with the settlement of the tax treatment of capital losses generated in 1997 and other tax matters. Third quarter 2005 earnings per diluted share of $0.44 included $18.9 million of pretax gains associated with a recovery of environmental costs and land sale gains. After giving consideration to the one-time items in each year, third quarter 2006 results are expected to improve over the third quarter of 2005.

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the second quarter of 2006 were $169.5 million, compared to $158.3 million in the second quarter of 2005. The increase reflects the combination of an 11% increase in chlorine and caustic prices and an 8% decrease in chlorine and caustic volumes. Chlor Alkali segment income during the quarter was $67.2 million, compared to $64.8 million in the second quarter of 2005.

METALS

Metals second quarter 2006 sales were $571.2 million, compared with $355.0 million in the second quarter of 2005. The increase was due primarily to higher metal values. The average price of copper increased from $1.53 per pound in the second quarter of 2005 to $3.37 per pound in the second quarter of 2006. Total Metals volumes increased 5%, reflecting an 8% increase in the rod business and a 4% increase in the strip business. Ammunition and electronics shipments increased 13% and 51%, respectively, while automotive, building products, and coinage shipments declined by 7%, 2%, and 11%, respectively. Metals segment income during the second quarter of 2006 was $8.7 million, compared to $13.3 million in the second quarter of 2005. Second quarter 2006 Metals earnings included a $2.3 million insurance recovery related to a 2004 brass mill fire. The year-over-year decline in Metals earnings is primarily due to the 120% increase in copper prices and an 18% increase in natural gas and electricity costs.

WINCHESTER

Winchester second quarter 2006 sales were $85.7 million, compared to $80.4 million in the second quarter of 2005. The increase reflects the combination of higher selling prices, which increased approximately $4.0 million year-over-year, and higher commercial volumes. Winchester segment income in the second quarter was $3.3 million, compared to a breakeven level in the second quarter of 2005. The favorable impact of increased selling prices, higher sales volumes, and lower manufacturing costs more than offset the continued increase in commodity and other material costs.

CORPORATE AND OTHER COSTS

For the second quarter of 2006, pension expense included in the corporate and other segment was $4.5 million, compared to $0.1 million in the second quarter of 2005. On a total company basis, pension expense for the second quarter of 2006 was $10.8 million, compared to $6.1 million in 2005.

Second quarter 2006 charges to income for environmental investigatory and remedial activities were $5.2 million, compared to $3.2 million in 2005. Second quarter 2005 charges included a $1.5 million recovery of expenses incurred and expensed in prior periods. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

During the second quarter of 2006, other corporate and unallocated costs were $16.5 million, compared to $19.0 million in the second quarter of 2005. Litigation-related expense, including outside legal fees, decreased by $4.1 million due to reduced activity levels. Other corporate and unallocated expenses also include $0.7 million associated with the expensing of stock options.

During April 2006, we believed we reached an agreement in principle and expected a settlement with the Internal Revenue Service (IRS) on all material outstanding tax exposures. On July 10, 2006, the settlement was finalized. This settlement, which includes the periods 1997-2001, relates to the tax treatment associated with capital losses generated in 1997. In anticipation of a settlement, a $44.0 million payment was made to the IRS in May 2006. As a result, during the third quarter of 2006, we expect to reduce income tax expense by approximately $21.0 million associated with the settlement and other tax matters. We expect to make additional payments of approximately $5.0 million to various state and local jurisdictions in conjunction with the IRS settlement.

CASH FLOW

During the first six months of 2006, our cash balance declined by $186.6 million compared to a decline of $0.8 million during the first six months of 2005. This decline includes a $76.6 million purchase of short-term investments that improved investment returns, an increase in working capital of $94.7 million due primarily to higher copper prices, and a $69.0 million increase in cash tax payments. These cash tax payments include the $44.0 million payment made in connection with the IRS settlement. During the first half of 2005, there were minimal cash tax payments made due to the utilization of tax loss carryforwards.

DIVIDEND

On July 25, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on September 11, 2006 to shareholders of record at the close of business August 10, 2006. This is the 319th consecutive dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The company’s second quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Friday, July 28. The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer, and John E. Fischer, Olin’s Vice President and Chief Financial Officer.

Anyone wishing to listen to the conference call may do so by dialing 800-259-2693. A replay of this conference call will be available beginning at 1:00 P.M. (ET) on Friday, July 28 through 11:59 PM (ET), Friday, August 4 by calling 888-203-1112 or 719-457-0820 (replay pass code: 1566364).

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Metals, and Winchester. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and components, and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2005, include, but are not limited to, the following:

•	sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;

•	the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan:

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	effects of competition, including the migration by United States customers to low-cost foreign locations;

•	higher-than-expected raw material and energy or transportation and/or logistics costs;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	unexpected litigation outcomes;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	unexpected additional taxes and related interest as the result of pending income tax audits and unresolved income tax issues;

•	extraordinary events, such as terrorist attacks or war with one or more countries; and

•	the impact of changes in laws and regulations.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2006 - 16

Olin Corporation

Consolidated Statements of Income (a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2006	2005	2006	2005
Sales	$826.4	$593.7	$1,551.5	$1,154.6
Operating Expenses:
Cost of Goods Sold (exclusive of the LIFO inventory liquidation gain, shown below)	741.2	505.5	1,373.6	979.4
LIFO Inventory Liquidation Gain (b)	—	—	13.5	—
Selling and Administration	44.1	41.3	89.9	80.1
Research and Development	1.1	0.9	2.3	2.1
Restructuring Charges (c)	—	—	15.7	0.3
Other Operating Income (d)	0.7	—	0.7	8.2

Operating Income	40.7	46.0	84.2	100.9
Earnings of Non-consolidated Affiliates	13.0	9.8	25.1	18.4
Interest Expense	5.1	5.1	10.2	10.5
Interest Income	2.9	1.2	5.9	2.4
Other Income	0.3	1.0	1.2	1.1

Income before Taxes	51.8	52.9	106.2	112.3
Income Tax Provision	18.8	20.8	39.5	43.0

Net Income	$33.0	$32.1	$66.7	$69.3

Net Income Per Common Share:
Basic	$0.46	$0.45	$0.92	$0.98
Diluted	$0.45	$0.45	$0.92	$0.97

Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40

Average Common Shares Outstanding - Diluted	72.6	71.4	72.5	71.4

(a)	Unaudited.

(b)	The liquidation gain was associated with the closure of our Waterbury Rolling Mills operation as part of the 2006 Metals restructuring actions.

(c)	The six-month period ended June 30, 2006 reflects the 2006 Metals restructuring charge of $15.7 million. The six-month period ended June 30, 2005 reflects a restructuring charge of $0.3 million for the 2004 corporate relocation.

(d)	Other operating income includes pretax gains on the dispositions of real estate.

Olin Corporation

Segment Information (a)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Sales:
Chlor Alkali Products	$169.5	$158.3	$343.2	$302.0
Metals	571.2	355.0	1,032.6	688.9
Winchester	85.7	80.4	175.7	163.7

Total Sales	$826.4	$593.7	$1,551.5	$1,154.6

Income before Taxes:
Chlor Alkali Products (b)	$67.2	$64.8	$141.1	$123.4
Metals (b) (c)	8.7	13.3	29.2	27.0
Winchester	3.3	—	7.2	3.4
Corporate/Other:
Pension Expense (d)	(4.5)	(0.1)	(7.9)	(1.1)
Environmental Provision	(5.2)	(3.2)	(10.1)	(7.6)
Other Corporate and Unallocated Costs	(16.5)	(19.0)	(35.2)	(33.7)
Restructuring Charges (e)	—	—	(15.7)	(0.3)
Other Operating Income (f)	0.7	—	0.7	8.2
Interest Expense	(5.1)	(5.1)	(10.2)	(10.5)
Interest Income	2.9	1.2	5.9	2.4
Other Income	0.3	1.0	1.2	1.1

Income before Taxes	$51.8	$52.9	$106.2	$112.3

(a) Unaudited.

(b)    Earnings of non-consolidated affiliates are included in the segment results consistent with management’s monitoring of the operating segments. The earnings from non-consolidated affiliates, by segment, are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Chlor Alkali Products	$12.9	$9.7	$24.8	$18.1
Metals	0.1	0.1	0.3	0.3

Earnings of Non-consolidated Affiliates	$13.0	$9.8	$25.1	$18.4

(c)	Metals segment income for the six-month period ended June 30, 2006 includes a gain associated with the LIFO inventory liquidation of $13.5 million related to the closure of our Waterbury Rolling Mills operations as part of the 2006 Metals restructuring actions.

(d)	The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(e)	The six-month period ended June 30, 2006 reflects the 2006 Metals restructuring charge of $15.7 million. The six-month period ended June 30, 2005 reflects a restructuring charge of $0.3 million for the 2004 corporate relocation.

(f)	Other operating income includes pretax gains on the dispositions of real estate.

Olin Corporation

Consolidated Balance Sheets (a)

(In millions, except per share data)

June 30,	2006	2005
Assets:
Cash & Cash Equivalents	$117.1	$146.5
Short-Term Investments	76.6	—
Accounts Receivable, Net	411.4	306.2
Inventories	279.1	267.8
Current Deferred Income Taxes	10.2	22.0
Other Current Assets	27.2	10.7

Total Current Assets	921.6	753.2
Property, Plant and Equipment (Less Accumulated Depreciation of $1,402.0 and $1,370.7)	477.1	465.6
Prepaid Pension Costs	248.3	257.8
Deferred Income Taxes	125.9	56.2
Other Assets	25.8	40.0
Goodwill	78.4	74.7

Total Assets	$1,877.1	$1,647.5

Liabilities and Shareholders’ Equity:
Current Installments of Long-Term Debt	$1.7	$1.8
Accounts Payable	189.3	140.1
Income Taxes Payable	26.9	0.7
Accrued Liabilities	190.2	144.2

Total Current Liabilities	408.1	286.8
Long-Term Debt	250.6	260.6
Accrued Pension Liability	567.9	511.6
Other Liabilities	168.7	176.7

Total Liabilities	1,395.3	1,235.7

Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 72.5 Shares (71.4 in 2005)	72.5	71.4
Additional Paid-In Capital	707.7	675.1
Accumulated Other Comprehensive Loss	(311.5)	(274.6)
Retained Earnings (Accumulated Deficit)	13.1	(60.1)

Total Shareholders’ Equity	481.8	411.8

Total Liabilities and Shareholders’ Equity	$1,877.1	$1,647.5

(a) Unaudited.

Olin Corporation

Consolidated Statements of Cash Flows (a)

(In millions)

Six Months Ended June 30,	2006	2005
Operating Activities:
Net Income	$66.7	$69.3
Earnings of Non-consolidated Affiliates	(25.1)	(18.4)
Other Operating Income - Gains on Disposition of Real Estate	(0.7)	(8.2)
Stock-Based Compensation	3.0	1.0
Depreciation and Amortization	35.5	35.5
LIFO Inventory Liquidation Gain	(13.5)	—
Deferred Income Taxes	(53.0)	39.9
Qualified Pension Plan Expense	17.7	10.5
Common Stock Issued Under Employee Benefit Plans	1.7	1.4
Changes in:
Receivables	(116.4)	(63.3)
Inventories	(3.0)	(11.3)
Other Current Assets	(15.1)	8.1
Accounts Payable and Accrued Liabilities	36.9	15.1
Income Taxes Payable	2.9	0.4
Other Assets	7.1	(1.7)
Other Noncurrent Liabilities	(18.1)	(2.7)
Other Operating Activities	(7.4)	0.1

Net Operating Activities	(80.8)	75.7

Investing Activities:
Capital Expenditures	(30.7)	(27.3)
Proceeds from Disposition of Property, Plant and Equipment	1.3	12.8
Purchase of Short-Term Investments	(76.6)	—
Distributions from Affiliated Companies, Net	19.0	3.2
Other Investing Activities	(0.5)	(0.8)

Net Investing Activities	(87.5)	(12.1)

Financing Activities:
Long-Term Debt Repayments	(0.5)	(50.6)
Issuance of Common Stock	6.1	8.3
Stock Options Exercised	4.4	6.8
Excess Tax Benefits from Stock Options Exercised	0.6	—
Dividends Paid	(28.9)	(28.5)
Other Financing Activities	—	(0.4)

Net Financing Activities	(18.3)	(64.4)

Net Decrease in Cash and Cash Equivalents	(186.6)	(0.8)
Cash and Cash Equivalents, Beginning of Year	303.7	147.3

Cash and Cash Equivalents, End of Period	$117.1	$146.5

(a) Unaudited.